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                                                                      EXHIBIT 23




                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To ZMAX Corporation:

We have audited, in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of ZMAX Corporation (a Delaware corporation) and subsidiaries and have issued our report thereon dated March 2, 2000. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 14, Valuation and Qualifying Accounts, is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                                             ARTHUR ANDERSEN LLP




Vienna, Virginia
March 2, 2000




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